EXHIBIT 10.1

COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2007 base salary and target cash bonus amount for each “named executive officer” of Exelixis, Inc.

Named Executive Officer	2007 Annual Base Salary	2007 Target Cash Bonus (percentage of 2007 base salary)
George Scangos	$795,000	60%
Michael Morrissey	$441,413	50%
Jeffrey Latts	$419,344	45%
Frank Karbe	$369,182	45%
Pamela Simonton	$338,298	35%